Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AUTOTRADER GROUP, INC.

AutoTrader Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

(1) The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 29, 2012, under the name AutoTrader Group, Inc., and has been amended or amended and restated from time to time (as so amended or amended and restated, the “Certificate of Incorporation”).

(2) An Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and stockholders of the Corporation in accordance with Sections 141, 228, 242 and 245 of the DGCL and such Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 13, 2012 under the name AutoTrader Group, Inc.

(3) This Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Sections 141, 242 and 245 of the DGCL.

(4) The required holders of the Corporation’s issued and outstanding capital stock approved and adopted this Second Amended and Restated Certificate of Incorporation in accordance with Sections 228, 242 and 245 of the DGCL.

(5) References made herein to the Certificate of Incorporation are to this Second Amended and Restated Certificate of Incorporation, as it may be amended or amended and restated from time to time.

(6) This Second Amended and Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of the Corporation, as heretofore amended and supplemented.

(7) The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE ONE

NAME

The name of the corporation is AutoTrader Group, Inc.

ARTICLE TWO

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE THREE

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE FOUR

CAPITAL STRUCTURE

The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is Three Hundred Sixty-Five Million (365,000,000) shares, divided into three classes of capital stock, as follows:

(a) Two Hundred Fifty Million (250,000,000) shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”);

(b) One Hundred Million (100,000,000) shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”); and

(c) Fifteen Million (15,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

The Class A Common Stock and the Class B Common Stock, collectively, are sometimes referred to herein as the “Common Stock.”

ARTICLE FIVE

COMMON STOCK

5.1 Identical Rights. Except as otherwise set forth in this Article Five or as otherwise required by law, the rights and privileges of each class of the Common Stock shall be identical in all respects, including, without limitation, the right to participate ratably in dividends and liquidation distributions.

5.2 Voting Rights.

(a) Class A Common Stock. Except as otherwise required by law, each outstanding share of Class A Common Stock shall be entitled to vote on each matter on which the holders of the Common Stock shall be entitled to vote, and each holder of Class A Common Stock shall be entitled to one (1) vote for each share of such Class A Common Stock held by such holder on any such matter.

(b) Class B Common Stock. Except as otherwise required by law, each outstanding share of Class B Common Stock shall be entitled to vote on each matter on which the holders of the Common Stock shall be entitled to vote, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of such Class B Common Stock held by such holder on any such matter.

(c) Classes to Vote As A Single Class. Except as otherwise set forth in this Article Five or as otherwise required by law, the holders of the Common Stock entitled to vote on any matter shall vote together as a single class on all such matters, and no separate consent of the holders of shares of Class A Common Stock and/or the holders of shares of Class B Common Stock shall be required for the approval of any such matter. The stockholders of the Corporation shall not be entitled to cumulate their votes in any election of the directors of the Corporation or with respect to any other matter.

(d) Classes Entitled to Vote. Except as otherwise provided by law or by resolution or resolutions of the Corporation’s Board of Directors (the “Board of Directors”) providing for the issuance of any series of Preferred Stock, the holders of the Class A Common Stock and the Class B Common Stock shall be the only stockholders of the Corporation with the power to vote for all purposes as to which the stockholders of the Corporation are entitled to vote, with each holder of the Class A Common Stock and the Class B Common Stock being entitled to the respective number of votes per share of stock as provided in Sections 5.2(a) and 5.2(b) of this Article Five. The number of authorized shares of any class or classes of Common Stock may be increased or decreased (but not below the number of shares of Common Stock of such class or classes, as the case may be, then outstanding plus the number of shares of such class or classes of Common Stock, if any, that are otherwise required to be reserved pursuant to this Certificate of Incorporation or pursuant to any resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock) by the affirmative vote of the holders of capital stock having a majority of the voting power of the Corporation (voting together as a single class), irrespective of the provisions of Section 242(b)(2) of the DGCL. To the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting rights with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such series of Preferred Stock are entitled, either separately or together with the holders of any other series of Preferred Stock, to vote thereon pursuant to the DGCL or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(e) Action by Written Consent of Stockholders in Lieu of Meeting. From and after the Specified Date, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be taken by written consent of stockholders in lieu of a meeting of stockholders.

(f) Special Meetings of Stockholders. From and after the Specified Date, a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors or by the Chairman of the Board of Directors or the President and Chief Executive Officer. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

5.3 Dividends. The Board of Directors may cause dividends to be paid to holders of Common Stock out of funds legally available for the payment of dividends. Except as otherwise provided herein, no dividend may be declared and paid on either the Class A Common Stock or the Class B Common Stock unless an identical dividend is declared and paid on the other class of Common Stock. If and when dividends on the Class A Common Stock and Class B Common Stock are declared payable from time to time by the Board of Directors, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends; provided, however, that in the case of dividends payable in shares of Common Stock of the Corporation, or in the form of options, warrants or rights to acquire shares of such Common Stock or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for shares of, Common Stock of the same class as the class upon which the dividend or distribution is being paid. Dividends on the Common Stock shall be payable only if, as and when declared by the Board of Directors.

5.4 Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to any preferences that may be applicable to shares of Preferred Stock, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Class A Common Stock and the holders of Class B Common Stock share and share alike. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 5.4 of Article Five.

5.5 Preemptive Rights. No stockholder of the Corporation shall, by reason of holding any equity or voting shares of any class or series of Common Stock or Preferred Stock, have any preemptive or preferential right to purchase or subscribe to any shares of any class or series of Common Stock or Preferred Stock, now or hereafter to be authorized, or any shares or other securities convertible into or carrying rights or options to purchase any shares of any class or series of Common Stock or Preferred Stock, now or hereafter to be authorized, whether or not the issuance of any such shares or other securities would adversely affect the voting, dividend or liquidation rights of such stockholder, other than such rights, if any, as the Board of Directors in its discretion from time to time may grant to the stockholders by separate agreement (and at such price as the Board of Directors in its discretion may fix); and the Board of Directors may issue shares of any class or series of Common Stock or of Preferred Stock or other securities convertible into or carrying rights or options to purchase any shares of any class or series of the Corporation’s capital stock, without offering any such shares or securities, either in whole or in part, to the existing stockholders of any class of Common Stock or Preferred Stock.

5.6 Conversion Rights.

(a) Class B Voluntary Conversion. Each and every share of Class B Common Stock is convertible into a fully paid and nonassessable share of Class A Common Stock at any time at the option of the holder thereof. Such conversion shall be on a share-for-share basis, one share of Class A Common Stock for each share of Class B Common Stock so converted.

(b) Class B Automatic Conversion.

(i) Effective as of the Class B Mandatory Conversion Date (as defined below), each and every share of Class B Common Stock shall be converted automatically into one fully paid and nonassessable share of Class A Common Stock. For purposes of this Certificate of Incorporation, “Class B Mandatory Conversion Date” means the first date on which the beneficial owners of Class B Common Stock as of the effective date of this Certificate of Incorporation, any of the CEI Related Parties and their respective Affiliates (collectively, the “Original Class B Stockholders”) have sold or otherwise transferred to one or more Persons who are not any of such Original Class B Stockholders since the effective date of this Certificate of Incorporation a number of shares of Class B Common Stock such that immediately after such sale or other transfer the Original Class B Stockholders in the aggregate cease to hold, directly or indirectly, or to be the beneficial owners of, a number of shares of Common Stock equal to ten percent (10%) or more of the aggregate number of shares of Common Stock outstanding as of the effective date of this Certificate of Incorporation, as adjusted to reflect any stock dividend, stock split, reverse stock split, or combination of shares, or any non-dilutive recapitalization, reorganization or similar event, but not other issuances of equity (including, without limitation, upon exercise of options or similar rights to acquire shares of Common Stock or exchange securities for shares of Common Stock), occurring after the effective date of this Certificate of Incorporation which affects the number of shares of Common Stock outstanding.

(ii) Each share of Class B Common Stock shall convert automatically into one fully paid and nonassessable share of Class A Common Stock (i) upon its issuance, sale, assignment, gift or transfer to a person or entity other than the entity to whom such share of Class B Common Stock was initially issued (a “Founding Stockholder”) or an Affiliate (as defined below) of such Founding Stockholder (a “Permitted Transferee”) or (ii) if a Permitted Transferee ceases to be an Affiliate of such Founding Stockholder at a time when such Permitted Transferee is holding such shares of Class B Common Stock. Solely for purposes of this Section 5.6(b) of Article Five, “Affiliate” shall mean with respect to a Founding Stockholder (i) any corporation, partnership, limited liability company, trust or unincorporated organization directly or indirectly controlling, controlled by, or under common control with such Founding Stockholder or (ii) the survivor of a merger or consolidation of such Founding Stockholder if those persons or entities who owned beneficially sufficient shares of capital stock or similar equity interests entitled to elect at least a majority of the entire board of directors or similar governing body of such Founding Stockholder, immediately prior to the merger or consolidation, own beneficially sufficient shares of capital stock or similar equity interests entitled to elect at least a majority of the entire board of directors or similar governing body of the surviving entity; provided, however, that if by reason of any change in the ownership of such shares of capital stock or similar equity interests the surviving entity would no longer qualify as an Affiliate of the Founding Stockholder, all shares of Class B Common Stock then held by such surviving entity shall immediately and automatically, without further act or deed on the part of the Corporation or any other person, be converted into shares of Class A Common Stock on a share-for-share basis.

(c) Class B Conversion Procedures.

(1) In the event of the automatic conversion of any shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section 5.6(b) of this Article Five, the Corporation shall notify the holder of such shares of Class B Common Stock in writing of the conversion of such shares, and the Corporation shall make or cause to be made appropriate changes in the stock transfer books and other appropriate records of the Corporation to reflect the conversion of such shares into shares of Class A Common Stock and the issuance of such shares of Class A Common Stock to the holders of such shares of Class B Common Stock.

(2) All shares of Class B Common Stock that are converted pursuant to Section 5.6 of this Article Five shall no longer be deemed outstanding on and after the effective date of conversion as set forth in Sections 5.6(a) and 5.6(b) of this Article Five, as the case may be, and all rights with respect to such shares shall forthwith on the effective date of such conversion cease and terminate, and such shares shall be deemed for all purposes to be the same number of shares of Class A Common Stock. Certificates that previously evidenced shares of Class B Common Stock, shall, from and after the effective time of the conversion, be deemed for all purposes to evidence the shares of Class A Common Stock into which such shares were converted pursuant hereto.

(3) Upon the issuance of shares of Class A Common Stock upon conversion of shares of Class B Common Stock in accordance with Section 5.6 of this Article Five, such shares of Class A Common Stock shall be duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock.

(4) Any shares of Class B Common Stock converted into Class A Common Stock pursuant to Section 5.6 of this Article Five shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

(d) Reservation. The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock for the purpose of effecting conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. All the shares of Class A Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and nonassessable, and free from liens and charges with respect to the issue. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation. The Corporation shall not take any action that results in any adjustment of the conversion ratio set forth in Section 5.6 of this Article Five if the total number of shares of Class A Common Stock issued and issuable after such action upon conversion of the shares of Class B Common Stock would exceed the total number of shares of Class A Common Stock then authorized by the Certificate of Incorporation.

(e) Dividends. If a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on Class B Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on the date set for payment of such dividend or other distribution notwithstanding the conversion thereof hereunder or the Corporation’s default in payment of the dividend on such due date.

5.7 Change in Class. No shares of one class of Common Stock may be subdivided, combined, consolidated or reclassified unless concurrently the shares of the other classes of Common Stock are subdivided, combined, consolidated or reclassified in the same proportion and the same manner.

5.8 Mergers and Consolidations. In the event of a merger, consolidation or other business combination of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), or in the event of the dissolution of the Corporation, provision shall be made so that the holders of each class of Common Stock will be entitled to receive the same amount and form of consideration per share as the per share consideration, if any, received by holders of the other classes of Common Stock in such merger, consolidation, combination or dissolution; provided, however, that in connection with any such merger, consolidation or business combination in which shares of capital stock are issued to the stockholders of the Corporation as part of the consideration therefor, such shares may differ (but shall not be required to differ) as to voting rights to the extent and only to the extent that the respective voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein; and provided further, however, that if such shares differ as to voting rights, the shares having superior voting rights that are comparable to those associated with the Class B Common Stock shall be subject to conversion provisions that are no more or less favorable to the holders of such shares than those provided in Article Five hereof with respect to the Class B Common Stock.

5.9 Consent to Conflicted Acquisitions. For the period specified in the first sentence of Section 2.3(b) of the Related Party Agreement, the Corporation shall not, and shall not permit any other ATG Entity to, (a) enter into an agreement for the consummation of a Conflicted Acquisition or, in the event an ATG Entity does not enter into such an agreement for a Conflicted Acquisition, become legally bound to consummate a Conflicted Acquisition, and (b) consummate a Conflicted Acquisition, in either case, without the prior written consent of the holders of a majority of the shares of Class B Common Stock then outstanding (which consent, if granted, may contain, and be subject to, such limitations and conditions as specified therein in the sole discretion of such holders).

5.10 Definitions. For purposes of this Certificate of Incorporation, the following terms shall have the following meanings:

(a) “Affiliate” means with respect to any holder of Class B Common Stock, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such holder of Class B Common Stock.

(b) “ATG Entities” means the Corporation and its now or hereafter existing controlled subsidiaries.

(c) “CEI” means Cox Enterprises, Inc., a Delaware corporation.

(d) “CEI Related Parties” means the lineal descendants of Governor James M. Cox (including adopted children), and the estates, executors and administrators of the above-described individuals, any private foundation or other charitable entity of which the above-described individuals constitute a majority of the trustees, directors or managers, and any corporation, partnership, limited liability company, trust or other entity in which the above-described individuals and the estates, executors and administrators, and lineal descendants of the above-named individuals in the aggregate have a direct or indirect beneficial or voting interest of greater than 50%.

(e) “Conflicted Acquisition” means a Conflicted Acquisition as defined for purposes of the Related Party Agreement.

(f) “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(g) “Manheim Entities” means CEI and its now or hereafter existing controlled subsidiaries, other than the ATG Entities.

(h) “Manheim, Inc.” means Manheim, Inc., a Delaware corporation.

(i) “Opportunity” means any business, commercial or investment opportunity, including, without limitation, any acquisition of a business or line of business of any Person or of all or substantially all of the assets of any Person, in each case, by way of asset purchase, equity purchase, merger, consolidation, reorganization, share exchange or other business combination; any joint venture, strategic alliance or similar transaction; any license agreement for an exclusive license granted by a third party; any loan or money to, or acquisition of an equity or debt interest in, any Person; or any development, production or sale of a new product or service or any updates, upgrades, improvements, enhancements, revisions or new version of any existing product or service.

(j) “Person” means any individual, general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, cooperative, association, or other entity, or a division or subdivision of any of the foregoing, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

(k) “Related Party Agreement” means that certain Related Party Agreement effective as of June 14, 2012, by and among the Corporation, CEI, Cox Digital Exchange, LLC, and Manheim, Inc., as amended from time to time.

(l) “Specified Date” means the first date on which CEI and its Affiliates cease to hold, directly or indirectly, or cease to be the beneficial owners of, securities entitling them to cast a majority of the votes of holders of outstanding shares of Common Stock at any annual or special meeting of the stockholders of the Corporation.

ARTICLE SIX

PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers and the preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Common Stock is subject to all of the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as may be stated herein and as shall be stated and expressed in any resolution or resolutions adopted by the Board of Directors, pursuant to authority expressly granted to and vested in it by the provisions of this Article Six. The Board of Directors is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers and the designations, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

(a) The distinctive designation of, and the number of shares of, Preferred Stock which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(b) The rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes, of stock of the Corporation and whether such dividends shall be cumulative or non-cumulative;

(c) The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes, or of any series of the same or any other class or classes, of stock of the Corporation and the terms and conditions of such conversion or exchange;

(d) Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

(e) The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

(f) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series;

(g) The voting powers, if any, of the holders of such series of Preferred Stock, which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation; and

(h) Any other rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of such series of Preferred Stock permitted by the DGCL.

ARTICLE SEVEN

PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE EIGHT

DIRECTORS; INDEMNIFICATION AND LIMITATION

OF LIABILITY OF DIRECTORS

8.1 Number of Directors. The number of directors that shall constitute the whole Board of Directors shall be as specified in the Bylaws of the Corporation, as the same may be amended from time to time.

8.2 Election of Directors by Written Ballot; Classified Board of Directors Following Specified Date.

(a) Elections of directors for the Board of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(b) Until the Specified Date, all of the directors of the Board of Directors will be elected annually at the annual meeting of the stockholders of the Corporation. Effective from and after the Specified Date, except as otherwise provided in the terms of any series of Preferred Stock entitled to separately elect directors, the members of the Board of Directors elected by the holders of Common Stock shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the first annual meeting following such Specified Date, directors initially designated as Class II directors shall serve for a term ending on the second annual meeting following such Specified Date, and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual meeting following such Specified Date. Immediately following the Specified Date, the Board of Directors is authorized to designate the members of the Board of Directors then in office as Class I directors, Class II directors or Class III directors. In making such designation, the Board of Directors shall equalize, as nearly as possible, the number of directors in each class. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

8.3 Exculpation of Directors. To the fullest extent permitted by the DGCL, as the same may be amended and supplemented, or any successor provision thereto, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended hereafter to authorize or permit corporate action further limiting or eliminating the personal liability of a director to the Corporation or its stockholders, then the liability of each director of the Corporation shall be further limited or eliminated to the fullest extent permitted by any such future amendment of the law of the State of Delaware. Any repeal, amendment or modification of this Section 8.3 of Article Eight shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place prior to such repeal, amendment or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, amendment or modification.

8.4 Corporation Books. The books of the Corporation may be kept (subject to any statutory requirements of Delaware law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE NINE

INDEMNIFICATION

The Corporation shall indemnify, in the manner and to the fullest extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, and may indemnify, in the manner and to the fullest extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an officer or employee of the Corporation. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability that may be asserted against him or her. To the fullest extent permitted by law, the indemnification provided herein shall include the right to have expenses (including attorneys’ fees), paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. If the DGCL is amended hereafter to authorize or permit corporate action further limiting or eliminating the personal liability of a director to the Corporation or its stockholders, then the liability of each director of the Corporation shall be further limited or eliminated to the fullest extent permitted by any such future amendment of the law of the State of Delaware. Any repeal, amendment or modification of this Article Nine shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place prior to such repeal, amendment or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, amendment or modification.

ARTICLE TEN

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors by action taken in accordance with the provisions of the Bylaws of the Corporation is hereby expressly authorized and empowered to adopt, amend or repeal any provision of the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal any provision of the Bylaws of the Corporation; provided, however, that with respect to the powers of stockholders entitled to vote with respect thereto to adopt, amend or repeal the Bylaws of the Corporation, from and after the Specified Date, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Common Stock shall be required to adopt, amend or repeal the Bylaws of the Corporation (including, without limitation, by merger or otherwise).

ARTICLE ELEVEN

CORPORATE OPPORTUNITIES

To the fullest extent permitted by applicable law, the Corporation renounces any interest or expectancy of the Corporation and the ATG Entities in, or in being offered an opportunity to participate in, Opportunities that are from time to time presented to (a) any non-employee stockholder of the Corporation, (b) any non-employee director of the Corporation, (c) the Manheim Entities or (d) any of their respective directors, officers, agents, stockholders, members, partners, Affiliates (other than the ATG Entities) and subsidiaries (each of the Persons described in clauses (a)-(d), a “Specified Party”), even if the Opportunity is one that the Corporation or any other ATG Entity might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer such Opportunity to the Corporation or any other ATG Entity and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any other ATG Entity for breach of any fiduciary or other duty, as a director, officer, stockholder, or otherwise, by reason of the fact that such Specified Party pursues or acquires such Opportunity, directs such Opportunity to another Person, presents such Opportunity, or information regarding such Opportunity, to the Corporation or any other ATG Entity and one or more other Persons or fails to present such Opportunity, or information regarding such Opportunity, to the Corporation or any other ATG Entity, as such Specified Party deems appropriate under the circumstances in such Specified Party’s sole discretion.

Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is expressly offered an Opportunity solely in his or her capacity as a director or officer of the Corporation in writing (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Corporation; provided, however, that all of the protections of this Article Eleven shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another Person. Neither the amendment nor repeal of this Article Eleven, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article Eleven shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eleven (including, without limitation, each portion of any paragraph of this Article Eleven containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article Eleven (including, without limitation, each such portion of any paragraph of this Article Eleven containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its non-employee directors from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article Eleven shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate of Incorporation or applicable law. Any Person purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article Eleven.

ARTICLE TWELVE

SECTION 203

The Corporation shall not be governed by Section 203 of the DGCL; provided however, that from and after the Specified Date, the Corporation shall be governed by Section 203 of the DGCL.

ARTICLE THIRTEEN

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

ARTICLE FOURTEEN

CONSTRUCTION OF TERMS

The objects, purposes and powers specified in any clause or paragraph of this Certificate of Incorporation shall be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of this Certificate of Incorporation. The objects, purposes and powers in each of the clauses and paragraphs of this Certificate of Incorporation shall be regarded as independent objects, purposes and powers. The objects, purposes and powers specified in this Certificate of Incorporation are in furtherance and not in limitation of the objects, purposes and powers conferred by statute. Any person or entity purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of, and consented to, all of the provisions of this Certificate of Incorporation.

ARTICLE FIFTEEN

FORUM SELECTION

The Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Fifteen shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Fifteen (including, without limitation, each portion of any sentence of this Article Fifteen containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE SIXTEEN

EFFECTIVE DATE

This Certificate of Incorporation shall be effective as of June 14, 2012.

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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation of AutoTrader Group, Inc. has been executed as of June 14, 2012.

By:	/s/ Charles N. Bowen
Name: Charles N. Bowen
Title: Secretary

[Signature Page to Second Amended and Restated Certificate of Incorporation of AutoTrader Group, Inc.]